Exhibit 10.3

Consultancy Agreement

This agreement is dated March 9, 2023

PARTIES

(1)	Fort Products Ltd incorporated and registered in England and Wales with company number 05636073 whose registered office is at 16 Euro Business Park, New Road, Newhaven, BN9 0DQ (“the Company”, “us”, “our”, “we”); and

(2)	Sarah Davies-Broadhurst and Craig Davies of 17 Connaught Road, Seaford, East Sussex, BN25 2PT (“the Consultants, “you”).

This document confirms the terms of our agreement concerning the provision of your consultancy services to the Company following its acquisition by Jeff’s Brands Ltd (“Buyer”).

1. Term

1.1 The appointment shall commence on March 9, 2023 (the “Commencement Date”) and, subject to the remaining terms of this agreement, shall continue until 6 months after the Completion Date (the “Expiry Date”).

2. Duties

2.1 You shall devote up to 4 hours per week to carrying out the following services during the term of this agreement:

(a) Communicating with vendors and customers of the business of the Company (the “Business”);

(b) Remotely attend meetings with the Buyer’s personnel and representatives during normal working hours and upon reasonable notice;

(c) Provide support and training to the Buyer and its personnel;

(d) Responding to questions from the Buyer regarding the Business;

(e) Forwarding to the Buyer any correspondence, telephone calls and payments received by you in connection with the Business;

(f) Assisting the Buyer with suppliers of the Business;

(g) Assisting the Company in the performance of any dilapidations and repairs as may be required in connection with the vacation of its leasehold interest situated and known as Unit 16, Euro Business Park, New Road, Newhaven, East Sussex, BN9 0BY (the “Property”) including assisting the Company in sourcing, negotiating and communicating with contractors and overseeing any works performed by such contractors; and

(h) Generally assisting the Buyer with any issues relating to the Business together (the “Services”).

2.2 You shall provide the Services under the terms of this agreement with all reasonable care, and skill.

2.3 You must comply with any policies as notified to you by the Company from time to time.

2.4 You will make yourself available during normal working hours of 9.00am and 5.30pm UK time.

2.5 You have no authority (and shall not hold yourself out as having authority) to bind us, unless we have specifically permitted this in writing in advance. In particular, you shall not sign any documents, enter into any agreement nor make any promises on our behalf unless expressly authorised in writing in advance by us.

3. Fees and expenses

3.1 We shall pay you a fee at the rate of £2,500 per month. You shall submit invoices to us on a monthly basis setting out the hours that you (or any substitute) have worked for us during the preceding month. We will pay such invoices within two weeks of receipt.

3.2 We shall reimburse those expenses agreed with us in advance as necessary for the proper performance of the Services within two weeks of receipt of your invoice and all relevant receipts, or other evidence as we may reasonably require, to support the expense in each case.

4. Confidential information and Client property

4.1 You shall not use or disclose to any person either during or at any time after your engagement by us any confidential information about our Business or affairs or any of our Business contacts, or about any other confidential matters which may come to your knowledge in the course of providing the Services. For the purposes of this clause 4, Confidential Information means any information or matter which is not in the public domain and which relates to our affairs or any of our business contacts. For the avoidance of doubt, Confidential Information includes (but is not limited to) all data and information relating to the Business or the technology, customers or financial or other affairs of the Company, including but not limited to, proprietary and trade secret technology and accounting records to which access is obtained by the Consultant.

4.2 The restriction in clause 4.1 does not apply to:

(a) any use or disclosure authorised by us or as required by law; or

(b) any information which is already in, or comes into, the public domain otherwise than through your unauthorised disclosure.

4.3 All documents, equipment, manuals, hardware and software provided for your use by us, and any data or documents (including copies) produced, maintained or stored on our computer systems or other electronic equipment (including mobile phones if provided by us), remain our property.

4.4 Nothing in this clause 4 shall prevent you or us (or any of our officers, employees, workers or agents) from:

(a) reporting a suspected criminal offence to the police or any law enforcement agency or co-operating with the police or any law enforcement agency regarding a criminal investigation or prosecution; or

(b) doing or saying anything that is required by HMRC or a regulator, ombudsman or supervisory authority; or

(c) whether required to or not, making a disclosure to, or co-operating with any investigation by, HMRC or a regulator, ombudsman or supervisory authority regarding any misconduct, wrongdoing or serious breach of regulatory requirements (including giving evidence at a hearing); or

(d) complying with an order from a court or tribunal to disclose or give evidence; or

(e) making any other disclosure as required by law.

5. Intellectual property

5.1 You hereby assign to us all existing and future intellectual property rights (including, without limitation, patents, copyright and related rights) and inventions arising from the Services provided to us. You agree promptly to execute all documents and do all acts as may, in our opinion, be necessary to give effect to this clause 5.

5.2 You hereby irrevocably waive all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which you have or will have in any existing or future works.

6. Termination

Notwithstanding clause 1:

6.1 we may at any time terminate your engagement with immediate effect with no liability to make any further payment to you (other than in respect of any accrued fees or expenses at the date of termination) if:

(a) you are in material breach of any of your obligations under this agreement;

(b) other than as a result of illness or accident, after notice in writing, you wilfully neglect to provide or fail to remedy any default in providing the Services;

(c) you commit any gross misconduct affecting our business and/or are grossly negligent in the performance of the Services;

(d) you commit any fraud or dishonesty or act in any manner which in our opinion brings or is likely to bring us into disrepute or is materially adverse to our interests;

(e) you are convicted of any criminal offence (other than an offence under any road traffic legislation in the UK or elsewhere for which a fine or non-custodial penalty is imposed);

(f) you are declared bankrupt or make any arrangement with or for the benefit of your creditors or have a county court administration order made against you under the County Court Act 1984;

(g) you commit any material breach of our policies and procedures;

(h) you commit any offence under the Bribery Act 2010; or

(i) you commit a UK tax evasion facilitation offence or a foreign tax evasion facilitation offence under the Criminal Finances Act 2017.

6.2 You or we may at any time terminate your engagement with no liability to make any further payment to you (other than in respect of any accrued fees or expenses at the date of termination) by giving a two-week prior written notice of such termination, at any time following the lapse of the first three (3) months following the Commencement Date.

Any delay by us in exercising our rights to terminate shall not constitute a waiver of those rights.

7. Obligations on termination

Any property belonging to us in your possession or under your control, and any original or copy documents obtained by you in the course of providing the Services, shall be returned to the Company at any time on request and in any event on or before the termination of this agreement.

8. Status

8.1 You will be an independent contractor and nothing in this agreement shall render you our employee, worker, agent or partner and you shall not hold yourself out as such.

8.2 You shall be fully responsible for and indemnify us against any liability, assessment or claim for:

(a) Taxation, National Insurance and social security contributions and any other liability, deduction, contribution, assessment or claim howsoever arising from or made in connection with the performance of the Services, where such recovery is not prohibited by law; and

(b) any employment-related claim or any claim based on worker status (including reasonable costs and expenses) brought by you or any substitute against us arising out of or in connection with the provision of the Services, except where such claim is as a result of any act or omission by us.

We may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to you.

8.3 Each of the foregoing provisions is a separate provision which shall apply and survive even if for any reason one or other of them is held inapplicable or unreasonable in any circumstance.

8.4 If you or the Company receive any enquiry from a relevant tax authority in relation to the payment of any tax or National Insurance under this agreement then each party shall as soon as reasonably possible inform the other of the fact that the enquiry has been made and of its nature.

9. Variation

No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

10. Third party rights

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this agreement and save for the Buyer, no person other than you and us shall have any rights under it. The terms of this agreement or any of them may be varied, amended or modified or this agreement may be suspended, cancelled or terminated by agreement in writing between the parties or this agreement may be rescinded (in each case) without the consent of any third party.

11. Governing law and jurisdiction

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales. The courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

Please acknowledge receipt of this agreement and acceptance of its terms by signing, dating and returning the enclosed copy.

SIGNED BY

/s/ Viki Hakmon
By:	Viki Hakmon
Title:	Chief Executive Officer
For and on behalf of the Company

SIGNED BY Craig Davies

/s/ Craig Davies
The Consultant

SIGNED BY Sarah Davies-Broadhurst

/s/ Sarah Davies-Broadhurst
The Consultant